Exhibit 99.1
SVOX AG AND SUBSIDIARIES
Interim Consolidated Financial Statements
March 31, 2011

SVOX AG
INDEX TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Page

Interim Consolidated Statements of Operations for the three months ended March 31, 2011 and 2010	3

Interim Consolidated Balance Sheets at March 31, 2011 and December 31, 2010	4

Interim Consolidated Statements of Stockholders’ Deficit and Comprehensive Loss for the three months ended March 31, 2011	5

Interim Consolidated Statements of Cash Flows for the three months ended March 31, 2011 and 2010	6

Notes to Unaudited Interim Consolidated Financial Statements	7 - 10

SVOX AG
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2011	2010
	(Unaudited)

Revenues	$4,107,308	$2,696,134

Cost of revenues	344,060	149,273
Amortization of intangible assets	82,731	83,853

Total cost of revenues	426,791	233,126

Gross profit	3,680,517	2,463,008

Operating expenses:
Research and development	2,901,795	2,899,604
Sales and marketing	1,154,400	509,338
General and administrative	1,174,458	705,073
Amortization of intangible assets	89,575	70,472

Total operating expenses	5,320,228	4,184,487

Loss from operations	(1,639,711)	(1,721,479)

Other income (expense):
Interest income	326	168
Interest expense	(15,182)	—
Other income, net	128,733	45,108

Loss before income taxes	(1,525,834)	(1,676,203)

Income tax benefit	20,159	30,369

Net loss	$(1,505,675)	$(1,645,834)

See accompanying notes to unaudited interim consolidated financial statements.

SVOX AG
INTERIM CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$730,853	$452,003
Accounts receivable, net	1,996,242	1,980,692
Other current assets	450,842	666,865

Total current assets	3,177,937	3,099,560

Intangible assets, net	1,613,949	1,703,472
Property and equipment, net	839,701	851,992
Other assets	870,818	549,247

Total assets	$6,502,405	$6,204,271

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$922,822	$210,246
Deferred revenue	8,093,359	6,773,333
Accrued expenses	3,217,933	2,823,472
Due to bank	1,422,789	1,329,130
Other current liabilities	212,502	317,509

Total current liabilities	13,869,405	11,453,690

Deferred revenue, less current portion	5,485,079	5,870,239
Pension liabilities	1,733,760	1,628,271
Other noncurrent liabilities	307,590	327,098

Total liabilities	21,395,834	19,279,298

Commitments and contingencies	—	—

Stockholders’ deficit:
Common stock, CHF 1 par value; 149,940 shares authorized; 129,540 shares issued and outstanding	121,704	121,704
Preferred stock (B Series), CHF 1 par value; 74,025 shares authorized, issued and outstanding (liquidation preference $2,818,123 as of March 31, 2011)	69,547	69,547
Preferred stock (C Series), CHF 1 par value; 143,457 shares authorized, issued and outstanding (liquidation preference $4,368,379 as of March 31, 2011)	134,779	134,779
Additional paid-in capital	4,810,639	4,810,639
Retained deficit	(17,807,681)	(16,302,006)
Accumulated other comprehensive loss	(2,222,417)	(1,909,690)

Total stockholders’ deficit	(14,893,429)	(13,075,027)

Total liabilities and stockholders’ deficit	$6,502,405	$6,204,271

See accompanying notes to unaudited interim consolidated financial statements.

SVOX AG
INTERIM CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE LOSS
(Unaudited)

									Accumulated
			Preferred Stock		Preferred Stock		Additional		Other	Total
	Common Stock		(B Series)		(C Series)		Paid-in	Retained	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit
Balance at January 1, 2011	129,540	$121,704	74,025	$69,547	143,457	$134,779	$4,810,639	$(16,302,006)	$(1,909,690)	$(13,075,027)
Net loss	—	—	—	—	—	—	—	(1,505,675)	—	(1,505,675)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(312,727)	(312,727)
Total comprehensive loss	—	—	—	—	—	—	—	—	—	(1,818,402)

Balance at March 31, 2011	129,540	$121,704	74,025	$69,547	143,457	$134,779	$4,810,639	$(17,807,681)	$(2,222,417)	$(14,893,429)

The total comprehensive loss for the three month period ended March 31, 2010 was $1,633,219.
See accompanying notes to unaudited interim consolidated financial statements.

SVOX AG
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,505,675)	$(1,645,834)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	107,952	49,198
Amortization of intangible assets	172,306	154,325
Deferred taxes and other	(341,542)	(14,436)
Changes in operating assets and liabilities:
Accounts receivable	11,204	325,113
Other current assets	170,203	(54,354)
Accounts payables	714,052	28,356
Deferred revenue	758,103	1,342,681
Accrued expenses	370,063	(792,510)
Other current liabilities	(136,621)	(217,172)
Other non-current liabilities	(20,518)	189,672

Net cash provided by (used in) operating activities	299,527	(634,961)

Cash flows from investing activities:
Payments for purchase of property and equipment	(35,822)	(26,208)
Proceeds from the sale of property and equipment	319	—
Payments for purchase of intangible assets	(2,039)	—

Net cash used in investing activities	(37,542)	(26,208)

Cash flows from financing activities:
Proceeds from borrowings	—	—

Net cash provided by financing activities	—	—

Effect of exchange rate changes on cash and cash equivalents	16,865	(90,028)

Net increase (decrease) in cash and cash equivalents	278,850	(751,197)

Cash and cash equivalents at beginning of period	452,003	2,305,853

Cash and cash equivalents at end of period	$730,853	$1,554,656

Supplemental Cash Flow Information:
Cash paid for interest	$15,182	$—
Cash paid for income taxes	$—	$33,129
See accompanying notes to unaudited interim consolidated financial statements.

SVOX AG
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Presentation
The consolidated interim financial statements include the accounts of SVOX AG (“SVOX”, “we”, or the “Company”) and our wholly-owned subsidiaries. We prepared these unaudited interim consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP) for interim periods. In our opinion, these financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of our results for the periods disclosed. Intercompany transactions have been eliminated.
Although we believe the disclosures in these financial statements are adequate to make the information presented not misleading, certain information normally included in the footnotes prepared in accordance with GAAP has been omitted. Accordingly, these financial statements should be read in conjunction with our audited financial statements for the year ended December 31, 2010 and the notes thereto. Interim results are not necessarily indicative of the results that may be expected for a full year.
2. Summary of Significant Accounting Policies
We have made no material changes to the significant accounting policies disclosed in our audited financial statements for the year ended December 31, 2010.
Fair Value Measures
We have adopted the provisions of ASC 820 Fair Value Measurement, relative to financial instruments. ASC 820 defines fair value, establishes a framework for measuring fair value, and enhances disclosures about fair value measurements. Fair value is defined as the price that would be received for an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques must maximize the use of observable inputs and minimize the use of unobservable inputs.
ASC 820 establishes a value hierarchy based on three levels of inputs, of which the first two are considered observable and the third is considered unobservable:
•	Level 1. Quoted prices for identical assets or liabilities in active markets which we can access.

•	Level 2. Observable inputs other than those described as Level 1.

•	Level 3. Unobservable inputs.
We believe that the carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and revolving credit facility, are in the financial statements at amounts that approximate their fair value based on the short maturities of these financial instruments.

SVOX AG
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
3. Intangible Assets, Net
Intangible assets, net consisted of the following as of March 31, 2011 and December 31, 2010, respectively:

	March 31, 2011
	Weighted average	Gross carrying	Accumulated
	amortization period	amount	amortization	Net carrying amount
Customer relationships	3-years	$814,922	$(596,121)	$218,801
Technology	5-years	1,731,358	(759,900)	971,458
Databases and other	5-years	512,164	(88,475)	423,689

Total		$3,058,444	$(1,444,496)	$1,613,948

	December 31, 2010
	Weighted average	Gross carrying	Accumulated
	amortization period	amount	amortization	Net carrying amount
Customer relationships	3-years	$768,237	$(498,828)	$269,409
Technology	5-years	1,632,171	(635,876)	996,295
Databases and other	5-years	499,750	(61,982)	437,768

Total		$2,900,158	$(1,196,686)	$1,703,472

Amortization expense for acquired technology is included in the cost of revenue from amortization of intangible assets in the accompanying statements of operations and amounted to $82,731 and $83,853 during the three months ended March 31, 2011 and 2010, respectively. Amortization expense for customer relationships and other intangible assets is included in operating expenses and was $89,575 and $70,472 during the three months ended March 31, 2011 and 2010.
4. Property and Equipment, Net
Property and equipment, net consisted of the following as of March 31, 2011 and December 31, 2010, respectively:

	Useful	March 31,	December 31,
	Lives	2011	2010
Machinery and equipment	5 years	$233,241	$225,531
Computers, software and equipment	3-5 years	1,322,828	1,242,508
Leasehold improvements	5 years	67,795	65,315
Furniture and fixtures	5 years	228,774	217,538

		1,852,638	1,750,892
Less accumulated depreciation		(1,012,937)	(898,900)

Property and equipment, net		$839,701	$851,992

SVOX AG
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
Depreciation expense was $107,952 and $49,198 for the three months ended March 31, 2011 and 2010, respectively.
5. Credit Facilities and Debt
In October 2009, we entered into a new credit facility with the Neue Aargauer Bank (the “Bank”) for €2,500,000 million revolving credit line (the “Credit Facility”). As of March 31, 2011, we had $2,138,986 outstanding under the revolving credit line, of which $716,197 was bank overdraft and $1,422,789 short-term term loan. The remaining availability under the Credit Facility was approximately $1,417,000. The interest rate as of March 31, 2011 was 6.0% per annum for the bank overdraft and 2.4% per annum for the short-term term loan.
The Credit Facility contains restriction on the minimum level of tangible net worth of CHF 2,500,000, as determined under local Swiss accounting rules, which has to be maintained at all times. Tangible net worth is defined as the sum of share capital, share premium, retained earnings, and subordinated loans, less capitalized software development costs and other intangible assets as determined under Swiss accounting rules. As of March 31, 2011, we were not in compliance with this requirement. See Note 9 for further information.
6. Pension and Post-Retirement Benefits
We sponsor defined benefit pension plans in Switzerland and Germany for substantially all employees. The net periodic benefit cost of the pension plans, which includes service cost, interest cost, and expected return on plan assets, were $151,043 and $116,241 for the three months ended March 31, 2011 and 2010, respectively.
We contributed $91,427 and $90,794 to our pension plans during the three months ended March 31, 2011 and 2010, respectively. Based on current actuarial estimates and market conditions as of March 31, 2011, we do not expect to be required to make a minimum contribution to our pension plans until 2012. The actual level of contribution required in future years can change significantly depending on discount rates and actual returns on plan assets.
7. Commitments and Contingencies
From time to time, we may be involved in various legal proceedings arising from the normal course of business activities, including claims of alleged infringement of third-party patents and other intellectual property rights, commercial employment and other matters. We make a provision for a liability related to legal proceedings when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.
8. Income Taxes
The effective income tax rate was a tax benefit of 1.3% and 1.8% for the three months ended March 31, 2011 and 2010, respectively. The income tax benefit for the three months ended March 31, 2011 and 2010 relate principally to taxes in foreign jurisdictions. No tax benefit was recognized on the Swiss losses for the three months ended March 31, 2011 and 2010 as the realization of such benefit was not more likely than not.

SVOX AG
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
9. Subsequent events
On June 16, 2011, we were acquired by Nuance Communications, Inc. (“Nuance”), and Ruetli Holding Corporation, a wholly-owned subsidiary of Nuance (“Purchaser”). Pursuant to the terms of the Purchase Agreement, the Purchaser acquired all of our outstanding capital stock payable to the former stockholders of the Company for an aggregated consideration of €87 million ($124.3 million), of which €57 million ($81.3 million) was paid in cash at the closing, (ii) €8.3 million ($11.9 million) is payable in cash or shares of Nuance common stock on the first anniversary of the closing and (iii) €21.7 million ($31.1 million) is payable in cash or shares of Nuance common stock on or before December 31, 2012.
As of March 31, 2011, we were not in compliance with the tangible net worth restriction of CHF 2,500,000, as determined under local Swiss accounting rules, included under the 2009 Credit Facility with Neue Aargauer Bank. In June 2011, subsequent to the Nuance acquisition, Neue Aargauer Bank waived the covenant violation and the amounts outstanding under the 2009 Credit Facility were repaid in full.
We have evaluated subsequent events from the balance sheet date through July 27, 2011, the date at which the financial statements were available to be issued, and determined there were no other items to disclose.